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[INTERNATIONAL PAPER LOGO]

                                                     INTERNATIONAL PAPER PLAZA
                                                     400 ATLANTIC STREET
                                                     STAMFORD, CT 06921

News Release

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Media Contacts:     Corporate contacts: Jennifer Boardman,  (203) 541-8407
--------------                          Marshall Murphy, (901) 419-4050
                    Local contact:      Jennifer Kurczek,  Kaukauna, Wis., (920) 766-8610

Investor Contacts:                      Darial Sneed, (203) 541-8541
-----------------                       Brian Turcotte, (203) 541-8632
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     International Paper Announces Intent to Evaluate Strategic Alternatives
                  for Portions of Its Specialty Papers Business


STAMFORD, Conn., - August 4, 2004 - International Paper (NYSE: IP) today announced the company will evaluate strategic alternatives for its Industrial Specialty Papers Business, which includes the lightweight packaging papers and pressure sensitive papers segments and related converting assets.

Included in the business segments to be evaluated are the DePere and Kaukauna, Wis., Mills, the Akrosil business with facilities in Menasha, Wis., Lancaster, Ohio, and Heerlen, Netherlands; and Thilmany Packaging located at the Kaukauna Mill. The company intends to evaluate these facilities as one business and will continue to operate these facilities during the evaluation process to provide ongoing service to customers.

"These are solid business operations with a good customer base and a dedicated team of employees," said Wayne Brafford, senior vice president, Industrial Packaging Group."While this is a tough decision, this evaluation could help us to better focus our asset portfolio on growth areas."

Lightweight packaging papers and pressure sensitive papers are used in such applications as pressure sensitive labels, food and industrial packaging and consumer hygiene products. Annual production capacity of the assets is approximately 400,000 tons.




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International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFI) program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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